State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 03/21/2006
FILED 12:34 PM 03/21/2006
SRV 060268688 - 3627695 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OTISH RESOURCES, INC.
(A DELAWARE CORPORATION)

OTISH RESOURCES, INC., a corporation existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The present name of the Corporation is Otish Resources, Inc. The name of the Corporation is hereby changed to China-Biotics, Inc.

2. The Corporation's original Certificate of Incorporation was filed with the Secretary of the State of Delaware on February 20, 2003 under the name "Otish Resources, Inc."

3. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the director of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of Delaware. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of Delaware.

4. This Amended and Restated Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

5. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Otish Resources, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on March 21, 2006.

Otish Resources, Inc.

By: [signature]
Name: Stan Ford
Title: President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHINA-BIOTICS, INC. (A DELAWARE CORPORATION)

Article 1. **Name**. The name of the corporation is China-Biotics, Inc. (the "Corporation").

Article 2. **Purpose/Powers**. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time (the "DGCL").

Article 3. **Registered Agent and Office**. The registered office of the Corporation in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Corporation at that address is Corporation Service Company.

Article 4. **Duration**. The Corporation shall have perpetual existence.

Article 5. **Authorized Stock.**

A. **Number of Shares**. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock, par value $0.0001 per share ("Common Stock"), and preferred stock, par value $0.01 per share ("Preferred Stock"). The total number of shares the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, One Hundred Million (100,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.

B. **Common Stock.** The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

C. **Preferred Stock.** Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions

providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this certificate of incorporation.

Article 6. Meetings of Stockholders and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article 7. Directors.

A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.

B. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director's death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a vote of a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the director for which the vacancy was created or occurred and until his successor shall have been duly elected and qualified. Whenever the holders of one or more classes or series of

Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article 7 unless otherwise provided for in the certificate of designation for such classes or series.

D. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

E. No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Article 8. Limitation of Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except and only to the extent that such liability cannot be limited or eliminated under the DGCL as now existing or hereafter amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Any amendment, repeal or modification of this Article 8 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article 8 in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

Article 9. Indemnification.

A. Subject to Article 9(C), the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of (or person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B. Subject to Article 9(C), the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of (or a person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

C. Any indemnification under this Article 9 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or other person entitled to indemnification under this Article 9 is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Article 9(A) or Article 9(B), as the case may be. Such determination shall be made, with respect to an officer or director, (i) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of directors who were not parties to such action, suit or proceeding even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article 9(A) or Article 9(B), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

D. Notwithstanding any contrary determination in the specific case under Article 9(C), and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to the Court of Chancery of Delaware for indemnification to the extent otherwise permissible under Article 9(A) and Article 9(B). The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he or she has met the applicable standards of conduct set forth in Article 9(A) or Article 9(B), as the case may be. Neither a contrary determination in the specific case under Article 9(C) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article 9(D) shall be given

to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification in the Court of Chancery of Delaware shall also be entitled to be paid the expense of prosecuting such application.

E. Expenses incurred by a person who is otherwise entitled to be indemnified by the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 9.

F. The indemnification and advancement of expenses provided by or granted pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article 9(A) and Article 9(B) shall be made to the fullest extent permitted by law. The provisions of this Article 9 shall not be deemed to preclude the indemnification of any person who is not specified in Article 9(A) or Article 9(B) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

G. For purposes of this Article 9, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise, shall stand in the same position under the provisions of this Article 9 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article 9, references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article 9. For purposes of any determination under Article 9(C), a person shall be deemed to have acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the

course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Article 9(G) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Article 9(G) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article 9(A) or (B), as the case may be.

H. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

I. Notwithstanding anything contained in this Article 9 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article 9(D)), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part, thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

J. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 9 to directors and officers of the Corporation.

Article 10. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

Article 11. Statutory Provisions. The Corporation expressly elects to be governed by Section 203 of the DGCL.

Article 12. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Mr. Stan Ford
President, China-Biotics, Inc.